EXHIBIT 10.1

May 22, 2007

William Abbott

20 Snowball Drive

Cold Spring Harbor, NY 11724

Re: Amendment to Employment Agreement

Dear Mr. Abbott:

This will confirm our agreement to amend your employment agreement with Crown Media Holdings, Inc., ("Crown") dated August 8, 2006 (the "Agreement"), as follows:

  The Term of the Agreement and your employment by Crown, as set out in Paragraph 2 of the Agreement, is extended through August 18, 2009.
  The following is added as the new Paragraph 3(g) of the Agreement:

"Employee shall be entitled to participate in the Annual Ad Sales Commission Plan (i.e. the year end, not the quarterly commission plan - hereinafter the "Plan"). For purposes of calculating Employee's commission, the percentages provided for in the Plan of base salary payable to ad sales employees upon achievement of the ad sales revenue levels specified in the Plan will be one-half of those specified. For example, if the Plan provides for a commission equal to 30 percent of base salary for achievement of the full ad sales revenue target, Employee will receive a bonus of 15 percent of base salary instead.

Except as amended herein, all other terms of the Agreement will remain in full force and effect.

Very truly yours,

Crown Media Holdings, Inc.

By: /s/ Henry Schleiff

Henry Schleiff

President

Accepted and Agreed to

/s/ William Abbott

William Abbott